Exhibit 10.1

Vaporin, Inc.

Amendment to the 2014 Equity Incentive Plan

Vaporin, Inc. amends its 2014 Equity Incentive Plan (the “Plan”) as follows:

Section 4.1 of the Plan shall be deleted and replaced by the following:

4.1	Subject to adjustment in accordance with Section 11, a total of 50,000,000 shares of Common Stock shall be available for the grant of Awards under the Plan. During the term of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.